RESTRICTIVE COVENANT AGREEMENT

This Restrictive Covenant Agreement (“Agreement”) is made and entered into effective as of the 1st day of May 2017 by and between Richard C. Paulin (“Paulin”), and HMAN Group Holdings Inc. (“HMAN”) and The Hillman Group Canada ULC (“HGC”) (together the “Company”):

1.    The Company (together or as caused or directed by either or both) shall, notwithstanding the termination of Paulin’s employment from HGC effective April 30, 2017 (the “Employment Termination Date”), extend the Period of Exercise under the Nonqualified Stock Option Award Agreement made effective as of June 30, 2014 (the “Option Agreement”), for Paulin (as Participant) to exercise and purchase the Vested Portion of the Time Options, which vested July 1, 2016 (or earlier), to April 30, 2019.

2.    The Parties agree that the general release provided by Paulin to HGC pursuant to the terms of his Employment Agreement with HGC dated February 19, 2013 (the “Employment Agreement”) satisfies his obligation to provide a general release under the terms of the Option Agreement.

3.    In consideration of extension granted to Paulin under the Option Agreement pursuant to paragraph 1 of this Agreement, Paulin agrees that, notwithstanding the terms of his Employment Agreement, Section 6 of Employment Agreement shall survive and continue in full force and effect as binding upon Paulin until April 30, 2019, provided, however, the Company complies with the covenants and payments set out in the Employment Agreement and this Agreement.

4.    Paulin expressly agrees and acknowledges that, but for paragraph 3 of this Agreement, HMAN would not be obliged to provide the extension granted pursuant to paragraph 1 of this Agreement and such extension represents consideration for signing this Agreement. Paulin hereby acknowledges and agrees that, except for the Vested Portion of the Time Options, all of the rights and options granted to Paulin pursuant to the Option Agreement were unvested as of the date of termination of employment with HGC and, accordingly, except as set forth in Section 3.a.iv. of the Option Agreement, expired and were forfeited and terminated in all respects as of the date of termination of employment and are no longer outstanding.

5.    Defined terms not defined in this Agreement shall have the definition assigned to them in the Option Agreement.

6.    This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first above written.

RICHARD C. PAULIN                COMPANY:

HMAN Group Holdings Inc.

By:    /s/ Richard C. Paulin                By:    /s/ Gregory J. Gluchowski, Jr.
Richard C. Paulin                     Gregory J. Gluchowski, Jr.

The Hillman Group Canada ULC

By:    /s/ Gregory J. Gluchowski, Jr.
Gregory J. Gluchowski, Jr.

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